SECURITIES AND EXCHANGE COMMISSION

                     Washington, D. C.  20549







                             FORM 8-K


                          CURRENT REPORT


              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): December 22, 1995


                   FLORIDA GAMING CORPORATION
        (Exact name of registrant as specified in charter)


   Delaware                0-9099                  59-1670533
(State or other          (Commission              (IRS Employer
jurisdiction of          File Number)             Identification
incorporation)                                    No.)


1750 South Kings Highway
Fort Pierce, Florida                                   34945-3099
(Address of principal executive offices)               (Zip code)


Registrant's telephone number, including area code: (407) 464-7500


                         Not Applicable
                 (Former name or former address,
                  if changed since last report.)






             INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.   Other Events.

     On December 22, 1995, Florida Gaming Corporation (the "Company") completed the placement of 2,400 shares of its newly authorized Series B Preferred Stock ("Series B") to institutional investors outside the United States. The purchase price for the Series B was $1,000 per share, or a total purchase price of $2.4 million. The Company anticipates that the placement proceeds will be used to finance certain contingent obligations of the Company in connection with its Indian gaming ventures and/or improvements to its Fort Pierce, Florida fronton and pari-mutuel wagering facility.

     Holders of Series B do not have voting rights, except in certain circumstances where such rights are mandated by law.
Series B shares are equal in rank to the Company's Class A Preferred Stock with respect to payment of dividends and distribution of assets upon liquidation of the Company. Holders of Series B shares are entitled to receive an 8% annual cumulative dividend payable in shares of the Company's Common Stock upon conversion. Beginning February 1, 1996, each Series B share can be converted into the number of shares of Common Stock equal to the sum of $1,000 per Series B share plus 8% accrued and unpaid dividends from the date of issuance through the date of conversion divided by 80% of the average of the closing bid prices of the Common Stock as reported by the Nasdaq SmallCap Market for the 5 consecutive business days immediately preceding the date of conversion (the "Average Bid Price"). Assuming an Average Bid Price of $10.50, the closing bid price for the Common Stock on December 19, 1995, approximately 288,219 shares of Common Stock would be issuable upon the conversion of Series B shares on February 1, 1996. Upon a liquidation, dissolution or winding up of the Company, holders of Series B shares are entitled to receive $1,000 per Series B share plus the amount of accrued and unpaid dividends from the date of issuance before any distribution is made on any shares of Common Stock.

     The Company anticipates that the proceeds of the placement may be used to finance the Company's commitment to loan $5 million to the Rincon, San Luiseno Band of Mission Indians, which presently owns and operates the River Oaks Casino, located approximately 40 miles from the city of San Diego, California. The Company's commitment is subject to the lifting of an injunction currently prohibiting the operation of gaming machines at River Oaks. The Company previous announced that it had entered into a loan agreement with the Rincon Band on September 15, 1995.

     Under the terms of the loan agreement, the Company has agreed to loan up to $5,000,000 to the Rincon Band for working capital to renovate, improve and expand the Tribe's gaming facilities. In lieu of interest, the Company will be entitled to receive, during the seven-year term of the Loan Agreement, 12.5% of the gross receipts of the facility (excluding gaming machines), and 12-1/2% of the "drop" or "handle" from gaming machines during the first five years and 11% of the "drop" or "handle" during the sixth and seventh years. The loan is secured by security interests granted to the Company in the equipment, accounts, revenues and other
property of River Oaks other than land and real estate.   As of
December 31, 1995, the Company had made short term working capital advances of $323,000 to the Rincon Band, which will become repayable under the terms of the loan agreement if and when the loan agreement takes effect. The loan agreement can be terminated by the Company if it does not take effect by June 30, 1996.

      The preliminary injunction issued by the United States District Court for Southern California was sought by the United States Attorney for Southern California, based upon federal circuit court decisions that the operation of gaming machines by Indian tribes in California was prohibited by the Indian Gaming Regulatory Act because gaming machines were prohibited by California law, and to date California Governor Wilson has refused to enter into a gaming compact with Indian tribes in California. The Rincon Band has filed a motion to modify the injunction based on the Tribe's belief that it now complies with all conditions for the operation of gaming machines under IGRA.

     Following a hearing on December 19, 1995, the court ordered the parties and the three other Indian tribes operating gaming machines in San Diego County to submit briefs by February 5, 1996, addressing several questions relating to equities of the present situation, in which only the Rincon Band is prohibited from operating gaming machines at its tribal casino. There can be no assurance that the injunction will be lifted. The lifting of the injunction would place the Rincon Band in a position comparable to the three other tribes in San Diego County and the 22 other tribes in California that already operate gaming machines.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (a)  Financial statements of business acquired.

          Not applicable.

     (b)  Pro Forma Financial Information.

          Not applicable.

     (c)  Exhibits.

          Exhibit 3 -- Certificate of Designations of Series B
Preferred Stock of Florida Gaming Corporation is incorporated by reference to Exhibit 3.3 to Amendment No.1 to Form S-3 Registration Statement (Reg. 33-99380) filed January 8, 1996.














                                SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                        FLORIDA GAMING CORPORATION



                        By /s/ Timothy L. Hensley
                          Timothy L. Hensley
                          Executive Vice President, Treasurer
                          and Chief Financial Officer

                          Date: January 17, 1996